Exhibit 10.4
Logan’s Roadhouse, Inc.
3011 Armory Drive, Suite 300
Nashville, TN 37204
October 4, 2010
Kelso & Company, L.P.
320 Park Avenue, 24th Floor
New York, New York 10022
Ladies and Gentlemen:
          Logan’s Roadhouse, Inc. (the “Company”) hereby acknowledges that Kelso & Company, L.P. (“Kelso”) has provided consulting and advisory services to the Company in connection with the acquisition of LRI Holdings, Inc., the direct parent of the Company (“LRI”), pursuant to the Agreement and Plan of Merger, dated as of August 27, 2010, by and among LRI, Roadhouse Parent Inc., Roadhouse Merger Inc and LRI Acquisition, LLC, as the stockholders’ representative (the “Merger Agreement”). In consideration of the services rendered in connection with the acquisition and the related debt financing (together, the “Transaction”), the Company hereby agrees (i) to pay Kelso on or before January 3, 2011 a transaction fee of $7,000,000 and (ii) to reimburse Kelso on the date hereof for Kelso’s out-of-pocket costs and expenses incurred in connection with the Transaction through the date hereof.
          From time to time following the Transaction until such date on which Kelso and its affiliates cease to own any equity interest in the Company, Kelso or any of its affiliates or designees (collectively, the “Kelso Group”), may, at the request of the Board of Directors of the Company, provide consulting and advisory services to the Company. Such services may include (i) assisting in the raising of additional debt and equity capital from time to time for the Company, if deemed advisable by the Board of Directors of the Company, (ii) assisting the Company in its long-term strategic planning generally, (iii) providing the Company with financial, investment banking, management advisory and other services with respect to proposed transactions, including, without limitation, an initial public offering, directly or indirectly involving Roadhouse Holding Inc., an indirect parent of the Company, or any of its subsidiaries (collectively, the “Transaction Services”) and (iv) providing such other consulting and advisory services as the Company may reasonably request.
          In consideration of the Kelso Group’s providing such services (other than Transaction Services), from the date hereof the Company will pay Kelso an annual advisory fee of $1,000,000, which advisory fee shall begin accruing on a daily basis on the date hereof and shall be payable quarterly in advance on January 1, April 1, July 1 and October 1 (or the first business day following each such date); provided, that the first quarterly payment thereof shall be pro rated taking into account the number of days remaining between the Closing Date (as defined in the Merger Agreement) and December 31, 2010, and shall be due on or before the date on which the second quarterly payment thereof is due; and provided, further, that the annual advisory fee shall terminate in connection with an initial public offering involving Roadhouse Holding Inc. or any of its subsidiaries upon payment by the Company to Kelso of a fee in respect of such initial public offering in an amount to be mutually agreed among the Company and Kelso. If the Kelso Group invests additional equity in the Company or any of its affiliates on one or more occasions after the date hereof, then, in each such case, the Company and Kelso will negotiate in good faith to effect a mutually acceptable increase to such advisory fee. In consideration of the Kelso Group’s providing Transaction Services, except as otherwise provided in the second proviso to the first sentence of this paragraph, the Company will pay Kelso a fee equal to a percentage (such percentage to be mutually agreed to between the Company and Kelso) of the transaction value of any such transaction.
          The Company shall reimburse the Kelso Group promptly for the Kelso Group’s out-of-pocket costs and expenses incurred in connection with any direct or indirect investment by the Kelso Group in the Company after the date hereof. Such costs and expenses shall include, but not be limited to, those incurred by the Kelso Group in the course of monitoring its investment in the Company and performing Kelso’s duties (including, without limitation, Transaction Services) hereunder.
          The Company will indemnify each member of the Kelso Group, and their respective officers, directors, partners, employees, agents and control persons (as such term is used in the Securities Act of 1933, as amended, and the rules and regulations thereunder) to the full extent lawful against any and all claims, losses and expenses as incurred (including all reasonable fees and disbursements of any such indemnitee’s counsel and other out-of-pocket expenses incurred in connection with the investigation of and preparation for any such pending or threatened claims and any litigation or other proceedings arising therefrom) arising in connection with the Transaction or any additional direct or indirect equity investment by the Kelso Group, whether as a result of the Transaction or such additional investment or in connection with any services rendered by the Kelso Group hereunder or any such indemnitee being a controlling person of Roadhouse Holding Inc. or any of its subsidiaries, provided, however, there shall be excluded from such indemnification any such claim, loss or expense to the extent that it is based upon any action or failure to act by such indemnitee that is found in a final judicial determination to constitute gross negligence or intentional misconduct on such indemnitee’s part. The Company will advance costs and expenses, including attorney’s fees, incurred by any such indemnitee in defending any such claim in advance of the final disposition of such claim upon receipt of an undertaking by or on behalf of such indemnitee to repay amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified by the Company pursuant to this letter agreement.

          The Company’s obligations set forth in this letter agreement shall survive the termination of Kelso’s services pursuant to this letter agreement. This letter agreement may not be amended or revised except by a writing signed by the parties. This letter agreement shall be governed by the laws of the State of New York.
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          If you are in agreement with the foregoing, kindly so indicate by signing a counterpart of this letter, whereupon it will become a binding agreement between us.

Very truly yours, LOGAN’S ROADHOUSE, INC.
By:	/s/ G. Thomas Vogel
	Name:	G. Thomas Vogel
	Title:	Chief Executive Officer

Agreed and accepted:

KELSO & COMPANY, L.P.

By:	Kelso & Companies, Inc.,
its general partner

	By:	/s/ James J. Connors, II
Name: James J. Connors, II
Title: Vice President & General Counsel